CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Completes 2012 with over $300 Million in Acquisitions since Inception

CINCINNATI, OH, January 3, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”) today announced that it has acquired three grocery-anchored shopping centers at an aggregate purchase price of approximately $55.5 million (exclusive of closing costs) during the last week of 2012. These acquisitions further diversify the Company’s portfolio with its first Trader Joe’s grocery store, Vons grocery store, and Raley’s grocery store, as well as the first acquisitions in Oregon and California. These acquisitions bring the Company’s total portfolio to 26 properties with 12 leading grocers, in 15 states, with an aggregate purchase price of approximately $307.0 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Quartz Hill Towne Centre is an 110,306 square foot shopping center located in Lancaster, California, approximately 70 miles north of Los Angeles. The shopping center is anchored by a Vons grocery store, which is a subsidiary of Safeway. Vons grocery store is the No. 2 traditional grocer in the Los Angeles area. When combined with the Vons grocery store lease, 75 percent of rents come from national tenants.

Hilfiker Square is a 38,558 square foot shopping center located in Salem, Oregon, approximately 50 miles south of Portland. The shopping center is anchored by a Trader Joe’s grocery store and is 100 percent occupied. When combined with the Trader Joe’s grocery store lease, 100 percent of rents from Hilfiker Square are derived from national tenants.

Village One Plaza is a 105,658 square foot shopping center located in Modesto, California, approximately 90 miles east of San Francisco. The shopping center is anchored by a Raley’s grocery store. Raley’s, the No. 2 traditional grocer by market share in the Modesto region, is on a long-term lease through June 2033.  When combined with the Raley’s grocery store lease, 71 percent of rents come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of December 31, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 26 grocery-anchored shopping centers totaling 2,490,177 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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